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                                 EXHIBIT 3(i)
                           CERTIFICATE OF AMENDMENT
                                    TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             RITE AID CORPORATION
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                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
                  ------------------------------------------

                Rite Aid Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

                FIRST: The first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                "FOURTH: The total number of shares of stock which the corporation shall have authority to issue shall be six hundred twenty million (620,000,000) shares of which six hundred million (600,000,000) shares shall be Common Stock of the par value of $1.00 per share, and twenty million (20,000,000) shares shall be Preferred Stock of the par value of $1.00 per share."

                SECOND: This amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, Rite Aid Corporation has caused this Certificate to be duly executed in its corporate name this 22nd day of February, 1999.

                                  RITE AID CORPORATION

                                  By:    /s/ Elliot S. Gerson
                                         -------------------------------
                                  Name:  Elliot S. Gerson
                                  Title: Executive Vice President and Secretary